Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845-4251

FOR IMMEDIATE RELEASE:

Endocyte Reports Second Quarter 2012 Financial Results and Business Update

Company Recognizes First Revenue from Merck Collaboration

Conference call today at 4:30 EDT

West Lafayette, Ind., Aug. 2, 2012 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy, today announced financial results for the second quarter ending June 30, 2012, and provided a business update.

“Through the second quarter we continued to make significant progress in our clinical trials, including securing additional supply of DOXIL® for the Phase 3 PROCEED trial,” said Ron Ellis, Endocyte’s president and chief executive officer. “In addition, we are moving forward with our EU marketing applications, and working with the EU authorities to advance the regulatory process.”

Endocyte also announced today that it will file its EU marketing applications in the fourth quarter of 2012 for vintafolide, its SMDC therapeutic and etarfolatide, its companion imaging diagnostic, currently in clinical trials for platinum resistant ovarian cancer and non-small cell lung cancer (NSCLC). Following recent discussions with EU regulators, the company will also submit a separate EU application for folic acid, used for pre-injection as part of the etarfolatide kit. Endocyte previously planned to include the same folic acid information as part of the etarfolatide application. As folic acid is already approved in many countries around the world, the company does not expect the addition of the EU marketing application for folic acid to pose significant issues to the filing. The fourth quarter filing will allow for each application to be submitted at the same time to facilitate the review.

Recent Highlights

•	Entered into a worldwide collaboration agreement with Merck in April 2012 for the development and commercialization of vintafolide

•	Actively recruiting patients in the Phase 3 PROCEED trial in platinum resistant ovarian cancer and the Phase 2b TARGET trial in second line NSCLC

•	Secured supply of DOXIL through collaboration with Janssen Products, LP to supplement supply already in place and support Phase 3 PROCEED enrollment. Current estimates call for new supply of DOXIL by the end of the year, which would allow PROCEED enrollment to continue without interruption

•	Expanded the company’s commercial capability by adding David Meek as chief commercial officer, who has over 20 years of pharmaceutical experience with Johnson & Johnson and Novartis, most recently as the head of oncology for northern and central Europe for Novartis

•	Added highly qualified members to the Board of Directors with the appointment of Dr. Peter Meldrum, president and CEO of Myriad Genetics and Mr. Marc Kozin, senior advisor to L.E.K. Consulting

•	Retired a $15 million credit facility with a payment of $13.6 million. Existing cash is expected to exceed cash requirements to support operations during the remaining term of the credit facility and this debt retirement will yield savings of $1.9 million in future interest payments

Second Quarter Financial Results

Endocyte reported a net loss for the second quarter of 2012 of $5.4 million, or $0.15 per basic and diluted share, compared to $10.5 million, or $0.35 per basic and diluted share, for the same period in 2011. Weighted average common shares outstanding increased to approximately 36 million in the second quarter of 2012 from approximately 30 million in the same period last year as a result of the completion of a public stock offering in the third quarter of 2011.

Revenue of $7.8 million was recorded in the second quarter of 2012 associated with the collaboration with Merck. This revenue related to amortization of both the $120.0 million upfront license payment and $4.8 million in reimbursable research and development expenditures incurred to date, $2.0 million of which were from periods prior to the second quarter of 2012. The amortization for both the upfront license fee and ongoing research and development services will be recognized as revenue ratably over a performance period that began at the closing date of the agreement, April 27, 2012, and concludes at the end of 2014.

Research and development expenses for the second quarter of 2012 were $8.8 million, compared to $7.7 million for the same period in 2011. The increase was driven by manufacturing costs related to the preparation of the EU marketing applications for vintafolide and etarfolatide, including process and method validations for both products. Merck is obligated to fund these vintafolide costs, along with a portion of the PROCEED trial and all of the TARGET trial costs, as part of the collaboration. Adjusted research and development expenses for the second quarter of 2012, net of the $2.8 million current period expenses reimbursable by Merck referenced above, were $6.0 million.

General and administrative expenses for the second quarter of 2012 were $3.2 million, compared to $2.3 million for the same period in 2011. The increase in expenses was the result of an increase in legal fees associated with obtaining patent and trademark rights, professional fees associated with being a public company and an increase in compensation expenses.

Interest expense was $0.3 million in the second quarter of 2012 compared to $0.5 million in the same period in 2011. The company’s average debt balances were $10.2 million and $14.3 million for the second quarters of 2012 and 2011, respectively.

Other expense, net for the second quarter 2012 included a loss on the extinguishment of debt of $1.0 million which included the non-cash write-off of deferred financing fees and debt discounts that were being amortized over the term of the credit facility and a five percent prepayment fee of $0.6 million.

Cash, cash equivalents and investments were $211.5 million at June 30, 2012, compared to $128.1 million at December 31, 2011. The increase was attributable to the upfront payment from Merck of $120.0 million, which was partially offset by the cash disbursements for operations and the repayment of the outstanding balance on the credit facility.

Merck Collaboration Accounting and Financial Guidance

As referenced above, both license fees and research and development services are recognized as revenue and amortized over a common performance period. This revenue accounting approach is partially the result of the determination that all of the deliverables under the collaboration should be combined into a single unit of accounting, primarily because of the interrelationship of these deliverables attributable to vintafolide, the therapeutic subject of the Merck collaboration, and etarfolatide, its companion imaging diagnostic to which Endocyte retains full rights.

Future quarterly revenue related to the $120.0 million upfront payment by Merck and the $4.8 million in reimbursable expenses incurred to date is expected to be $11.7 million per quarter for the third quarter of 2012 through the fourth quarter of 2014. Future period research and development services will add to this revenue. The company plans to continue to disclose the adjusted research and development expenses, net of reimbursable amounts, in addition to the revenue associated with those services.

Based on expected adjusted research and development expenses for 2012, the company also confirms its prior guidance that full year operating expense growth is not expected to exceed 12 percent in 2012, including new investments in the development of the pipeline and commercial capabilities.

“This first quarter of our collaboration with Merck demonstrates the financial benefit of its support of ongoing vintafolide development costs, while also preserving downstream value for both vintafolide and etarfolatide,” said Mike Sherman, Endocyte’s chief financial officer. “We continue to be in a strong financial position to pursue the development of our late stage product candidates and also to develop our promising pipeline.”

Upcoming Events

•	File EU conditional marketing authorization applications in fourth quarter 2012

•	Anticipated access to new supply of DOXIL from Janssen Products, LP by year end 2012

•	Data from human study of prostate-specific membrane antigen diagnostic imaging agent (EC0652) by year end 2012

•	Initiation of clinical trial of folate targeted tubulysin therapeutic in first half of 2013

•	Top-line data expected from the Phase 3 PROCEED trial and Phase 2b TARGET trial in the first half of 2014

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants International	(877) 845-0711 (760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 7:30 p.m. EDT on Aug. 2, until midnight EDT on Aug. 9, 2012. To access the replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International) and reference the conference ID 14102080. Additionally, the webcast will be recorded and available on the company’s website for two weeks following the call.

Note on Non-GAAP Financial Measure

As used in this press release, the term “adjusted research and development expenses” is a financial measure that is not expressly recognized by accounting principles generally accepted in the United States, or GAAP. Adjusted research and development expenses are net of the amounts reimbursable during a period by Merck pursuant to the collaboration agreement for vintafolide which for US GAAP purposes are ultimately recorded as revenue. Endocyte provides adjusted research and development expense to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations. A reconciliation of this non-GAAP measure to research and development expenses computed in accordance with GAAP is included in the financial tables below.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including the success of the Merck collaboration , receipt of conditional marketing authorization for vintafolide, etarfolatide and folic acid from the EMA, initiation of future clinical trials, future availability of DOXIL, data availability from ongoing and future clinical trials, and the company’s expectations for its 2012 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of DOXIL;, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidate;, projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2012	2011	2012
Collaboration revenue	$—	$7,813	$—	$7,813
Costs and expenses:
Research and development	7,721	8,806	12,160	15,223
General and administrative	2,341	3,195	4,415	6,289

Total costs and expenses	10,062	12,001	16,575	21,512

Loss from operations	(10,062)	(4,188)	(16,575)	(13,699)
Interest income	37	28	56	41
Interest expense	(490)	(280)	(1,188)	(627)
Other expense, net	(4)	(994)	(1)	(919)

Net loss	$(10,519)	$(5,434)	$(17,708)	$(15,204)

Net loss per share – basic and diluted	$(0.35)	$(0.15)	$(0.76)	$(0.42)

Weighted average number of common shares used in net loss per share – basic and diluted	29,693,004	35,843,212	23,335,731	35,820,871

Endocyte, Inc.
Balance Sheets
(in thousands, except per share amount)

	As of	As of
	December 31,	June 30,
	2011	2012
		(unaudited)
Assets
Cash, cash equivalents and investments	$128,085	$211,480
Other assets	3,590	10,287

Total assets	$131,675	$221,767

Liabilities and stockholders’ equity
Current liabilities	$5,470	$4,893
Deferred revenue		46,809
Long-term debt, net of current portion	12,833	—
Deferred revenue, net of current portion		70,201
Other liabilities, net of current portion	—	24
Total stockholders’ equity	113,372	99,840

Total liabilities, convertible preferred stock and stockholders’ equity	$131,675	$221,767

Endocyte, Inc.
Reconciliation of Adjusted Research and Development Expenses
(in thousands, unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2012	2011	2012
Research and development expenses	$7,721	$8,806	$12,160	$15,223
Amounts reimbursable by Merck	–	(2,818)	–	(3,143)

Adjusted research and development expenses	$7,721	$5,988	$12,160	$12,080